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                                                                     EXHIBIT 2.1

                               FIRST AMENDMENT TO

                            STOCK PURCHASE AGREEMENT



         This First Amendment (the "Amendment") is entered into as of October 22, 1999 by Allied Waste Industries, Inc., a Delaware corporation ("Seller"), and Stericycle, Inc., a Delaware corporation ("Buyer").

                                    Recitals

         A. Seller and Buyer are parties to a Stock Purchase Agreement dated as of April 14, 1999 (the "Stock Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase the Company Shares.

         B. Seller and Buyer desire to amend the Stock Purchase Agreement as provided in this Amendment pursuant to the terms of Section 9.7(a) of the Stock Purchase Agreement.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

         1. AMENDMENT OF SECTION 1.2. Section 1.2 of the Stock Purchase Agreement is amended in its entirety to read as follows:

               Section 1.1 Purchase Price; Payment. Subject to adjustment as provided in Section 1.4, the total purchase price for the Company Shares will be US $406,500,000 (the "Purchase Price"). At the Closing, and concurrently with the delivery by Seller to Buyer of certificates representing the Company Shares, Buyer shall make payment of the Purchase Price by wire transfer of immediately available funds pursuant to the written directions of Seller.

         2. DELETION OF CERTAIN PROVISIONS. Sections 1.3 and 1.5 of the Stock Purchase Agreement are deleted in their entirety, so that the sole possible adjustment to the Purchase Price under the Stock Purchase Agreement is the adjustment for working capital set forth in Section 1.4.

         3. AMENDMENT OF SECTION 1.4(a). The following sentence is added at the end of Section 1.4(a) of the Stock Purchase Agreement:

         To facilitate Buyer's collection of the accounts receivable of the Business, Seller shall cause control to be transferred to Buyer at the Closing of all lock boxes used exclusively by customers of the Business to remit payments.

         4. CAPITALIZED TERMS. Capitalized terms used but not otherwise defined in this Amendment have the same meanings that they have in the Stock Purchase Agreement.

         5. CONTINUING EFFECT. Except as amended by this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.



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         6. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.

         In witness whereof, the parties have cause this Amendment to be duly executed as of the day and year first written above.


                                 ALLIED WASTE INDUSTRIES, INC.


                                 By:     /s/ Thomas H. Van Wheelden
                                         ---------------------------------------
                                 Name:   Thomas H. Van Wheelden
                                 Title:  Chairman of the Board of Directors,
                                         President and Chief Executive Officer



                                 STERICYCLE, INC.


                                 By:     /s/ Mark C. Miller
                                         ---------------------------------------
                                 Name:   Mark C. Miller
                                 Title:  President and Chief Executive Officer




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